UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2005 (August 19, 2005)

WORLD HEALTH ALTERNATIVES, INC.

(Exact name of registrant as specified in this charter)

Florida	0-51001	04-3613924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111, Pittsburgh, PA	15235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (412) 829-7800

NOT APPLICABLE

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

As reported in the Form 8-K filed on August 19, 2005, World Health Alternatives, Inc. (the “Company”) dismissed Daszkal Bolton LLP (“Daszkal Bolton”) as its independent accountant on such date. The reports issued by Daszkal Bolton on the financial statements of the Company for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. The decision to dismiss Daszkal Bolton was approved by the Audit Committee on August 19, 2005.

Daszkal Bolton informed the Company’s Audit Committee of difficulties encountered in performing its audit of the Company’s financial statements for the year ended December 31, 2004 with respect to the timely receipt of finalized documents such as asset acquisition documents, board of directors resolutions, and confirmations from management.

As a result of the matters previously reported under Item 4.02 and the pending investigation with respect thereto, the Company has not issued financial statements for the quarter ended June 30, 2005. Daszkal Bolton notified the Company of open items to be addressed prior to the issuance of the Company’s financial statements and Form10-QSB for the quarter ended June 30, 2005.

Except to the extent the matters described above may constitute reportable events, the Company believes that during the two most recent fiscal years and subsequent interim periods, (i) there have been no disagreements between the Company and Daszkal Bolton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Daszkal Bolton, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) Daszkal Bolton did not advise the Company that any reportable event under Item 304(a)(1)(iv)(B) of Regulation S-B existed. The Company’s reporting of the matters identified above shall not be deemed an admission or acknowledgment that any such matter constitutes a disagreement or reportable event under Item 304 of Regulation S-B.

The Company has provided Daszkal Bolton with a copy of the disclosure in this Item 4.01. The Company has requested Daszkal Bolton to furnish a letter addressed to the Securities and Exchange Commission indicating whether it agrees with the statements made in this Item 4.01 so that the Company may file such response within ten business days of this report. The Company undertakes to file such response within two business days of receipt.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 24, 2005, the Board of Directors of the Company approved an amendment to the Company’s articles of incorporation (the “Articles of Amendment”) by filing a Certificate of Designation (the “Certificate of Designation”) authorizing a new series of preferred stock, the Series C Convertible Preferred Stock (“Series C Preferred Stock”). The Company filed the Certificate of Designation, containing the terms of its Series C Preferred Stock, with the office of the Secretary of State of Florida, effective August 24, 2005. A copy of the Articles of Amendment is attached as Exhibit 3.1, and a brief summary of terms and conditions is described below, which does not purport to be complete and is qualified in its entirety by reference to the full text of the Exhibit.

The newly authorized Series C Preferred Stock consists of 38,288 shares with a par value of $0.001 and a stated value of $1,000.00 (“Stated Value”) per share, which are convertible at $0.25 per share subject to adjustment and limitations set forth in the Certificate of Designation. Holders of the Series C Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 5% per annum of the Stated Value (subject to increase upon the occurrence of certain events) payable quarterly beginning on December 1, 2005 and on any applicable date of conversion or redemption. The dividends will be paid to the holders in cash, or under certain circumstances, in shares of Company common stock. So long as any Series C Preferred Stock remains outstanding, the Company has agreed that it will not (i) pay or declare any dividends or make any distribution upon (subject to certain limited exceptions), so long as any dividends due on the Series C Preferred Stock remain unpaid, or (ii) redeem, purchase or otherwise acquire (or set aside any monies for purchase or redemption), any Common Stock or other Company securities that are junior in rights or liquidation preference to the Preferred Stock.

Upon any liquidation, dissolution or winding-up of the Company, the holders of the Series C Preferred Stock will be entitled to receive out of the assets of the Company, for each share of Series C Preferred Stock, an amount equal to 200% of the Stated Value plus any accrued and unpaid dividends and fees or liquidated damages owed thereon before any payment is made to the holders of Common Stock or any of the Company’s junior securities.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

3.1	Articles of Amendment to Articles of Incorporation.

10.1	Indemnification Agreement for World Health Alternatives, Inc. Officers, Directors, and Employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By:	/s/ John Sercu
John Sercu
Acting President and
Chief Executive Officer

Date: August 31, 2005

Exhibit Index

Exhibit No.	Description
3.1	Articles of Amendment to Articles of Incorporation

10.1	Indemnification Agreement for World Health Alternatives, Inc. Officers, Directors, and Employees.